UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
January 19, 2016

Rocket Fuel Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36071	30-0472319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 Seaport Blvd.
Redwood City, CA 94063
(Address of principal executive offices, including zip code)
(650) 595-1300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (d)

On January 21, 2016, Rocket Fuel Inc. (the “Company”) announced changes in the composition of its Board of Directors (the “Board”). Effective January 19, 2016, John Gardner tendered, and the Board accepted, his resignation as a member of the Board and of the Audit Committee of the Board. Also effective January 19, 2016, the Board appointed John J. Lewis to the Board to fill the Class I vacancy created by Mr. Gardner's resignation. As a Class I director, Mr. Lewis' current term will expire at the annual meeting of stockholders to be held in 2017. Mr. Lewis was also appointed to the Audit Committee of the Board effective January 19, 2016.
The Board has determined that Mr. Lewis is an “independent director” as defined under the applicable rules and regulations of the Securities and Exchange Commission and the listing requirements and rules of The NASDAQ Stock Market.

In connection with his appointment to and service on the Board, Mr. Lewis is entitled to receive, or has received, the following compensation pursuant to the Company's Outside Director Compensation Policy (the "Policy"):

Cash compensation

•	He is entitled to receive a $25,000 annual cash retainer for Board member services, payable quarterly in arrears (to be prorated for his first quarter of service)

•	He is entitled to receive a $7,500 annual cash retainer for service on the Audit Committee, payable quarterly in arrears (to be prorated for his first quarter of service)

Equity compensation

•
He was granted an initial option to purchase 18,778 shares of Common Stock of the Company at an exercise price of $3.12 per share, which was the fair market value of a share of Common Stock on the grant date (January 19, 2016). The initial option had a Black-Scholes value of approximately $31,250 on the grant date. In accordance with the Policy, this was a prorated portion of the full initial option Black-Scholes value of $75,000 under the Policy, based on the number of months remaining between Mr. Lewis' appointment to the Board until the Company's anticipated 2016 annual meeting of stockholders in June 2016. The option will vest in three approximately equal annual installments beginning on the one-year anniversary of Mr. Lewis' appointment to the Board, provided he continues to serve on the Board through each vesting date. The option was granted under, and is subject to the terms and conditions of, the Company’s 2013 Equity Incentive Plan.

•
He is entitled to receive annual stock option grants, each with a Black-Scholes value of $75,000, to be granted automatically on the date of each subsequent annual meeting of stockholders of the Company, provided that Mr. Lewis will remain on the Board following the applicable annual meeting. Each annual option, which will have an exercise price per share equal to the fair market value of a share of Common Stock on the grant date, will vest in full on the earlier to occur of (i) the first anniversary of the grant date, and (ii) the day prior to the annual meeting immediately following the annual meeting at which the applicable option was granted, in each case provided that Mr. Lewis has remained in continuous service as a Board member through the applicable vesting date.

The foregoing description of the Policy is qualified in its entirety by reference to the full Outside Director Compensation Policy, which is filed as Exhibit 10.1 to this Form 8-K.

In connection with his appointment to, and service on, the Board, Mr. Lewis entered into the Company's standard form of Indemnity Agreement that the Company enters into with each of its directors and executive officers. A copy of the form of Indemnity Agreement was included as Exhibit 10.1 to the Company's S-1 registration statement filed on August 6, 2013.

Other than as disclosed above, Mr. Lewis has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any transactions currently proposed. There is no arrangement or understanding between Mr. Lewis and any other person pursuant to which Mr. Lewis was selected as a director. There are no family relationships between Mr. Lewis and any of the Company’s directors or executive officers.

Item 8.01 Other Events

On January 21, 2016, the Company issued a press release announcing the Board composition changes described in this Form 8-K. A copy of the press release is furnished herewith as Exhibit 99.1.

The information set forth under this Item 8.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of the Securities Exchange Act of 1934, as amended, or incorporated by reference in any filing under the Securities Act of 1933, as amended, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No. Description

10.1	Rocket Fuel Inc. Outside Director Compensation Policy
99.1	Press release announcing Board changes dated January 21, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKET FUEL INC.

By: /s/ JOANN C. COVINGTON
JoAnn C. Covington Senior Vice President and General Counsel

Date: January 21, 2016

EXHIBIT INDEX

Exhibit No. Description

10.1	Rocket Fuel Inc. Outside Director Compensation Policy
99.1	Press release announcing Board changes dated January 21, 2016